EXHIBIT 10.27

PerkinElmer, Inc.

Global Incentive Compensation Plan* (Executive Officer)

1.PURPOSE

1.1    The Global Incentive Compensation Plan(“Plan”) provides senior and other key leaders with an opportunity to earn annual cash bonus awards based on the achievement of financial and non-financial objectives. This document governs the policy and administration of the Plan for the executive officers of PerkinElmer, Inc. (the “Company”).

2.PARTICIPATION

2.1    The Compensation and Benefits Committee of the Board of Directors (“the Committee”) has the sole discretion to approve executive officer participation in the Plan and the target award assigned to each executive officer (a “Participant”).

3.    PERFORMANCE PERIOD

3.1    A Plan year begins on the first day of the fiscal year and ends on the last day of the same fiscal year. The Plan year may be divided into one or more performance periods as determined by the Committee.

4.    TARGET AWARDS

4.1    Before the earlier of (i) 90 days after the commencement of the performance period or (ii) the expiration of 25% of the performance period (the “Determination Period”), the Committee will establish in writing a target award for each Participant which will be expressed as a percentage of base salary.

4.2    A Participant’s target award is calculated as his or her base salary for the performance period (as established at the start of the performance period) times his or her target percentage as defined in section 4.1. The target award is the award for the performance period if pre-set financial measures are achieved.

5.    FINANCIAL MEASURES

5.1    Before the expiration of the Determination Period, the Committee will establish in writing financial measures. The financial measures and weightings are described in Attachment A, as determined from time to time. The Committee will also approve the assignment of the approved financial measures to each Participant for the purpose of Plan award calculation.

5.2    The Committee also may set specified payout percentages for each financial measure for achievements between (1) the minimum achievement level and the target achievement level; and (2) between the target achievement level and the maximum achievement level. In the event only the minimum, target, and maximum achievement levels are set, payout percentages for performance above and below the target level shall be calculated on a linear basis.

5.3    The Committee has the right to reduce (but not to increase) calculated awards to one or more Participants if the Company fails to achieve minimum performance levels, as determined by the Committee in its sole discretion.

6.    PLAN AWARD POOL DETERMINATION

*Plan name changed from “Performance Incentive Plan” to “ Global Incentive Compensation Plan” effective January 1, 2018.

EXHIBIT 10.27

6.1    At the end of the performance period, the Committee shall certify in writing the attainment of the financial measures and the payout percentage based on the level of achievement for each Participant against the financial measures established as described in section 5.

7.    AWARD CALCULATIONS

7.1    A Participant’s calculated award is determined by multiplying the Participant’s target award for the performance period times the Plan payout percentage for the Participant’s assigned financial measures.

7.2    The final award to each Participant shall be reviewed and approved by the Committee. The Committee may reduce (but not increase) the final award to a Participant based on its evaluation of the Participant’s performance.

8.    EMPLOYMENT CHANGES AFFECTING AWARD CALCULATIONS

8.1    All pro-rations shall occur on a whole month basis. In the event of a change requiring pro-ration, changes occurring prior to the 16th of the month will become effective the first of that month. Changes occurring on or after the 16th of the month will become effective the first day of the following month.

8.2    If a Participant is hired or is otherwise approved for participation on or after the first day of the performance period, the Participant’s award shall be pro-rated as described in section 8.1.

8.3    If a Participant is absent from work on an approved leave of absence during the performance period, the Participant’s award shall be pro-rated as described in section 8.1 so that the paid award is proportionate to the time actually worked during the performance period.

8.4    If a Participant is promoted into a position with a higher target percentage during a performance period, the Participant’s target award shall be based on his or her target percentage on the last day of the performance period. Any target percentage change and the effective date of the change shall be approved by the Committee.

8.5    If a Participant is not a full-time employee, the Participant’s target award shall be pro-rated based on scheduled work hours. For example, the award will be pro-rated to 75% for a Participant who is regularly scheduled to work 30 hours per week. If a Participant has a change to scheduled work hours during a performance period, the Participant’s target award shall be pro-rated as described in section 8.1.

8.6    In the event a Participant’s employment is terminated prior to the payment of the award due to retirement, death, disability, or other reason, the Participant shall not be entitled to an award. The last sentence notwithstanding, the Committee may approve a payment to the Participant (or the Participant’s estate) of all or a portion of a Plan award. If approved by the Committee, the award payment will be calculated following completion of the performance period based on performance against the assigned financial measures and will be paid on the regularly scheduled award payment date for that performance period. The decision of the Committee shall be conclusive and binding upon all parties.

9.    PAYMENT OF AWARDS

9.1    Payment of awards to Participants will be made upon approval by the Committee and after the public release of the Company’s financial results for the applicable performance period, but in no event later than the 15th day of the third month following the calendar year in which the performance period ends. Participants must be actively employed with the Company on the day awards are paid to be entitled to an award, except as provided in section 8.6

EXHIBIT 10.27

9.2    The Company will withhold all applicable taxes and other required withholdings from award payments, including where applicable contributions to the Company’s Savings Plan (401(k) plan).

10.    RECOUPMENT OF AWARDS

10.1    This recoupment provision will apply to Plan awards paid to Participants for performance periods beginning on and after December 30, 2013.

10.2 In the event the Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws of the United States, the Committee will have the right to recover from any current or former Participant who received an award payment during the three-year period preceding the date on which the Company files an accounting restatement with the Securities and Exchange Commission, all or a portion of the excess paid to the Participant over the award payment that would have been paid to the Participant under the accounting restatement.

10.3     The Committee, in its sole discretion, will make the determination whether to recover all or a portion of any excess award payment. In making its determination, the Committee will consider the facts and circumstances leading to the accounting restatement, including whether Participant misconduct was a factor.

10.4    If the Committee determines recovery of all or a portion of an excess award payment is appropriate, the Company will use reasonable efforts to recover the award.

10.5    Nothing in this Plan shall be deemed to limit or restrict the right or obligation of the Company to recover award payments to the fullest extent required under Section 304 of the Sarbanes-Oxley Act of 2002 or Section 10D of the Securities Exchange Act of 1934.

11.    ADMINISTRATION OF THE PLAN

11.1    The Committee reserves the right to amend, change, suspend or terminate the Plan at any time.

11.2    The Committee will have full and final authority to prescribe, amend, and rescind rules and regulations relating to the Plan; to interpret the Plan and the rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for administration of the Plan. Such administrative action shall be conclusive and binding on all parties.

11.3    The Plan is governed by the terms and conditions set forth in the Company’s shareholder-approved 2009 Incentive Plan, or any successor shareholder-approved plan and is intended to permit cash bonus awards that comply with performance-based compensation rules of Section 162(m) of the Internal Revenue Code.

12.    NON-ASSIGNABILITY

12.1    A Participant’s award under the Plan shall not (otherwise than by will or the laws of descent and distribution) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void.

13.    NO RIGHT TO CONTINUED EMPLOYMENT

13.1    The Plan shall not, by its terms, in any way grant any rights to any Participant to his or her continued employment by the Company, and the Company shall maintain any rights it might otherwise have to terminate the employment of any Participant.

EXHIBIT 10.27

PerkinElmer, Inc.

Global Incentive Compensation Plan

Attachment A